Exhibit 99.3

CALLIDITAS THERAPEUTICS AB

ESOP 2023

UNITED STATES SUB-PLAN

1.             PURPOSE; DEFINITIONS

The purpose of the ESOP 2023 United States Sub-Plan (the “Sub-Plan”) is to establish certain rules and limitations applicable to Options granted under the T&C’s to Employees and Consultants who are or are expected to become United States residents or otherwise subject to the federal tax laws of the United States (“US Co-workers”). The T&C’s and this Sub-Plan are complementary to each other and shall, with respect to Options granted to US Co-Workers, be read and deemed as one. In the event of any contradiction, whether explicit or implied, between the provisions of this Sub-Plan and the T&C’s, the provisions of this Sub-Plan shall prevail with respect to Options granted to US Co-Workers.

For purposes of the Sub-Plan, the following initially capitalized words and phrases will be defined as set forth below, unless the context clearly requires a different meaning. Any capitalized terms not defined below will have the meanings given to them as forth in the T&C’s.

(a)	“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code and will include the Treasury Regulations and other legally binding guidance promulgated thereunder.

(b)	“Company” means Calliditas Therapeutics AB (publ), reg. no 556659-9766.

(c)	“Consultant” means any natural person, including an advisor, engaged by the Company or Subsidiary to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(d)	“Employee” means a person who is engaged by the Company or Subsidiary of the Company as an employee.

(e)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f)	“Fair Market Value” means, as of any date, the value of a Share determined as follows:

(i)	If the Company's Shares are listed on Nasdaq Stockholm or any other established stock exchange or a national market system, the Fair Market Value shall be the volume weighted average price of the Company’s Shares on Nasdaq Stockholm (or such other exchange or quotation system on which the Shares are then listed) for the ten (10) trading days preceding the date of determination, as reported in such source as the Board of Directors deems reliable;

(ii)	In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board of Directors in a manner as set forth in Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(g)	“Incentive Stock Option” means any Option granted that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

(h)	“Non-Qualified Stock Option” means any Option that is not an Incentive Stock Option.

(i)	“Securities Act” means the Securities Act of 1933, as amended.

(j)	“Shares” means the Company’s Common Shares.

(k)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

(l)	“T&C’s” means the terms and conditions of the ESOP 2023.

2.             SHARES SUBJECT TO THE PLAN

(a)	Shares Subject to the Sub-Plan. No more than 2,000,000 Shares shall be available for Options granted under the Sub-Plan. For avoidance of doubt, Shares may be issued under either the T&C’s or the Sub-Plan, but the aggregate number of Shares issued under both shall not exceed 2,000,000 Shares.

3.             ELIGIBILITY

(a)               Employees and Consultants are eligible to be granted Options under the Sub-Plan.

4.             OPTIONS

(a)	General. Any Option granted under the Sub-Plan will be in such form as the Board of Directors may at the time of such grant approve. No Incentive Stock Options may be granted under the Sub-Plan and all Options granted to US Co-workers under the Sub-Plan will be classified as Non-Qualified Stock Options.

The Grant Notice and Agreement evidencing any Option will incorporate the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the T&C’s, as the Board of Directors deems appropriate in its sole and absolute discretion:

(b)	Exercise Price. The Exercise Price per Share purchasable under any Option granted under the Sub-Plan will be determined by the Board of Directors and will not be less than 115[1]% of the Fair Market Value per Share on the date of the grant.

(c)	Option Term. Notwithstanding anything in the T&C’s to the contrary, no Option granted under the Sub-Plan will be exercisable more than one (1) year following the date on which such Option becomes exercisable consistent with the T&C’s and in no event later than ten (10) years following the date of the grant.

(d)	Exercisability. Options will vest and be exercisable at such time or times and subject to such terms and conditions as determined by the Board of Directors as permitted by the T&C’s.

(e)	Tax Withholding. The Board of Directors, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a US Employee to satisfy such tax withholding obligation, in whole or in part by such methods as the Board of Directors shall determine, including, without limitation, (i) paying cash, (ii) selling a sufficient number of Shares otherwise deliverable to the US Co-worker through such means as the Board of Directors may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, or (iii) any combination of the foregoing methods of payment. The amount of the withholding requirement will be deemed to include any amount which the Board of Directors agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Employee with respect to the Option on the date that the amount of tax to be withheld is to be determined or such greater amount as the Board of Directors may determine if such amount would not have adverse accounting consequences, as the Board of Directors determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(f)	Option Adjustments. Any adjustments to the number of Shares subject to an Option and the applicable exercise price that are prescribed by Section 8 of the T&C’s shall be done only to the extent permitted by, and in a manner that complies with, Section 409A of the Code.

5.             AMENDMENTS AND TERMINATION

(a)	The Board of Directors may amend, alter or discontinue this Sub-Plan at any time, provided that the Company will obtain shareholder approval of any amendment necessary and desirable to comply with applicable laws.

1 For US tax purposes, this can be no less than 100 percent.

6.             GENERAL PROVISIONS

(a)	The Board of Directors may require each US Co-worker to represent to and agree with the Company in writing that the US Co-worker is acquiring securities of the Company for investment purposes and without a view to distribution thereof and as to such other matters as the Board of Directors believes are appropriate.

(b)	Shares shall not be issued hereunder unless, in the judgment of counsel for the Company, the issuance complies with the requirements of any stock exchange or quotation system on which the Shares are then listed or quoted, the Securities Act of 1933, the Exchange Act, all rules and regulations promulgated thereunder and all other applicable laws.

(c)	All Shares or other securities delivered under the Sub-Plan will be subject to such share-transfer orders and other restrictions as the Board of Directors may deem advisable under the rules, regulations, and other requirements of any stock exchange upon which the Shares are then listed and any applicable laws, and the Board of Directors may cause a legend or legends to apply to any such Shares to make appropriate reference to such restrictions.

(d)	No Option or any right with respect thereto shall be assignable, transferable, or given as collateral to any third party whatsoever by operation of law or otherwise, except by will or by the laws of descent and distribution. During the lifetime of the US Co-worker, all of such US Co-worker’s rights to purchase Shares upon the exercise of any Option shall be exercisable only by the US Co-worker.

7.             EFFECTIVE DATE

(a)	The T&C’s has become effective on [DATE] and this Sub-Plan will become effective on the date that it is adopted by the Board of Directors.

8.             TERM OF T&C’S

(a)	The Sub-Plan will continue in effect until the earlier of: (i) its termination in accordance with Section 5, (ii) all Shares available for issuance in respect of Options under the T&C’s have been granted, vested and exercised (if applicable), or (iii) the lapse of ten years from the date that the T&C’s is adopted by the Board of Directors.

9.             INVALID PROVISIONS

(a)	In the event that any provision of this Sub-Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

-4-